Exhibit 96.1

SK-1300 TECHNICAL REPORT SUMMARY

ON THE

IPORÁ PROJECT,

GOIÁS STATE, BRAZIL

Prepared for:

Atlas Critical Minerals Corporation (OTCQB: JUPGF)

Rua Antônio de Albuquerque, 156, Suite 1720, Belo Horizonte,

Minas Gerais, Brazil, 30112-010

Report Date: September 30, 2025

Effective Date: September 30, 2025

Prepared by:

SGS Canada Inc.

SGS Project #19546-02

SGS Canada Inc.	Geological Services 10 boul. de la Seigneurie Est, Suite 203, Blainville, Québec Canada J7C 3V5 t (450) 433-1050 f (450) 433-1048 www.geostat.com

Member of SGS Group (SGS SA)

S-K 1300 Technical Report – Iporá REE Project – Goiás State, Brazil	Page i

TABLE OF CONTENTS

TABLE OF CONTENTS		i
LIST OF FIGURES		iii
LIST OF TABLES		iv
1	SUMMARY	5

1.1	Introduction	5
1.2	Property Description, Location, Access, and Physiography	5
1.3	History	5
1.4	Geology and Mineralization	6
1.5	Exploration and Drilling	7
1.6	Sample Preparation, Analyses, Security	8
1.7	Data Verification	8
1.8	Mineral Resource Estimates	8
1.9	Adjacent Properties	8
1.10	Conclusions and Recommendations	8

1.10.1	Conclusions	8
1.10.2	Recommendations	9

2	INTRODUCTION	9

2.1	Registrant Information	9

2.1.1	Organization Structure of the Company	9

2.2	Terms of Reference and Purpose	10
2.3	Sources of Information	10
2.4	Personal Inspection Summary	10
2.5	Previously Filed Technical Report Summary Report	10
2.6	Units and Abbreviations	10

3	PROPERTY DESCRIPTION	12

3.1	Property Description and Location	12
3.2	Mineral Tenure	13
3.3	Royalties and Encumbrances	14
3.4	Reliance on Other Experts	14

4	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE, AND PHYSIOGRAPHY	15

4.1	Accessibility	14
4.2	Climate	16
4.3	Local Resources	16
4.4	Infrastructure	16
4.5	Topography, Elevation and Vegetation	16

5	HISTORY	18

5.1	Mineral Rights Event History	18

5.1.1	860.205/2018	18
5.1.2	860.206/2018	18
5.1.3	860.437/2022	18
5.1.4	860.438/2022	19
5.1.5	860.439/2022	19
5.1.6	860.440/2022	19
5.1.7	860.441/2022	19
5.1.8	860.666/2023	19
5.1.9	860.667/2023	20
5.1.10	860.668/2023	20
5.1.11	860.669/2023	20
5.1.12	860.679/2023	20

5.2	Historical Resource Estimates	20
5.3	Past Production	20
5.4	Historical Technical Reports	20

S-K 1300 Technical Report – Iporá REE Project – Goiás State, Brazil	Page ii

6	GEOLOGICAL SETTING, MINERALIZATION, AND DEPOSIT TYPE	21

6.1	Regional Geology	22
6.2	Local Geology	23

6.2.1	Goiás Alkaline Province	24

6.3	Property Geology	25

6.3.1	Ribeirão Santo Antônio Metagranite	26
6.3.2	Iporá Granite	26
6.3.3	Paraná Basin Sediments	26
6.3.4	Goiás Alkaline Complex	27
6.3.5	Laterites	28

6.4	Deposit Type	30

7	EXPLORATION	32

7.1	Surface Mapping	32
7.2	Surface Sampling	32
7.3	Drilling	35

8	SAMPLE PREPARATION, ANALYSES, AND SECURITY	37

8.1	Auger Sample Preparation and Analyses	37
8.2	Quality Assurance and Quality Control	37
8.3	QA/QC Control Samples	37

8.3.1	Blanks	38
8.3.2	Certified Reference Material (CRM)	39

8.4	Conclusion	44

9	DATA VERIFICATION	45
10	MINERAL PROCESSING AND METALLURGICAL TESTING	45

10.1	Leaching Tests	45
10.2	Variability Tests	47

11	MINERAL RESOURCE ESTIMATES	49
12	MINERAL RESERVE ESTIMATES	49
13	MINING METHODS	49
14	PROCESSING AND RECOVERY METHODS	49
15	INFRASTRUCTURE	49
16	MARKET STUDIES	49
17	ENVIRONMENTAL STUDIES, PERMITTING, AND PLANS, NEGOTIATIONS, OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS	49
18	CAPITAL AND OPERATING COSTS	49
19	ECONOMIC ANALYSIS	49
20	ADJACENT PROPERTIES	50
21	OTHER RELEVANT DATA AND INFORMATION	51
22	INTERPRETATION AND CONCLUSIONS	51
23	RECOMMENDATIONS	52
24	REFERENCES	53
25	RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT	54

S-K 1300 Technical Report – Iporá REE Project – Goiás State, Brazil	Page iii

LIST OF FIGURES

Figure 3-1:	Location of the Iporá Project	12
Figure 3-2:	Iporá Project Mineral Rights Map	13
Figure 4-1:	Location Map of the Iporá Project / State of Goiás	15
Figure 6-1:	Geological map of the South American Platform (after Hasui and Almeida, 1985).	21
Figure 6-2:	Regional geology of the Iporá Project	23
Figure 6-3:	Northern Goiás Alkaline Province with Alkaline Intrusive Complexes	24
Figure 6-4:	Hand Specimen and Outcrop of Ribeirão Santo Antônio Metagranite	25
Figure 6-5:	Typical Outcrop of Iporá Granite and Hand Specimens	26
Figure 6-6:	Paraná Basin Sediments - Monomitic Conglomerate composed of Quartz Pebbles (top left), Red Cemented Sandstone (bottom left) and Sandstone Outcrop (right)	27
Figure 6-7:	Córrego dos Bois Complex Lithotypes: Syenite (top left), Mafic (top right), Peridotite (bottom left) and Trachyte (bottom right)	28
Figure 6-8:	Duricrust with different structures: Pisolitic and Mottled (top), Mottled (middle) and Nodular (bottom)	29
Figure 6-9:	Latosol Soil (top left), Talc-rich Latosol of Ultramafic Origin (top right) and the Lateric Topography (bottom)	30
Figure 6-10:	Typical Cross-Section of Regolith REE Deposit (a), weathering profile showing the geological characteristics and REE contents (b) regolith stratigraphic column (c) contacts between topsoil layer and completely weathered layer; (d) contacts between completely weathered layer and semi-weathered layer; (e) weathered granite bedrock (after Trench et al., 2025)	31
Figure 7-1:	Geological Map of Atlas Permits	32
Figure 7-2:	Map of Surface Samples with Relative Grade Ranges	33
Figure 7-3:	Auger Drilling Map with Mineralized Intercepts	35
Figure 8-1:	Blank Quality Control	38
Figure 8-2:	Neodymium Certified Reference Material	39
Figure 8-3:	Dysprosium Certified Reference Material	40
Figure 8-4:	Praseodymium Certified Reference Material	41
Figure 8-5:	Terbium Certified Reference Material	42
Figure 8-6:	Lanthanum Certified Reference Material	43
Figure 8-7:	Cerium Certified Reference Material	44
Figure 10-1:	Location of Auger Holes used in Leach Tests with Threshold Results	45
Figure 10-2:	Box Plot of TREO Recoveries	46
Figure 10-3:	TREO recovery per sample (%)	47
Figure 10-4:	LREO recovery per sample (%)	48
Figure 10-5:	MREO recovery per sample (%)	44
Figure 10-6:	HREO recovery per sample (%)	48
Figure 20-1	Atlas Critical Minerals Tenements, with Appia Rare Earths & Uranium Corp., in Green, and Companhia Níquel Santa Fé, in Blue	50

S-K 1300 Technical Report – Iporá REE Project – Goiás State, Brazil	Page iv

LIST OF TABLES

Table 2-1:	List of Abbreviations	11
Table 3-1:	Iporá Mineral Rights	14
Table 7-1:	TREO and MREO Averages for Surface Samples	33
Table 7-2:	Significant Assays from Surface Samples	34
Table 7-3:	Auger Drilling Significant Intercepts	36
Table 8-1:	Blank QAQC	39
Table 8-2:	Neodymium QAQC	40
Table 8-3:	Dysprosium QAQC	40
Table 8-4:	Praseodymium QAQC	41
Table 8-5:	Terbium QAQC	42
Table 8-6:	Lanthanum QAQC	43
Table 8-7:	Cerium QAQC	45
Table 10-1:	Samples Tested and Number of Results Above Threshold	46

S-K 1300 Technical Report – Iporá REE Project – Goiás State, Brazil	Page 5

1	SUMMARY

SGS was engaged by Atlas Critical Minerals Corporation (OTCQB: JUPGF, “Atlas Critical Minerals”) for the preparation of the independent Technical Report Summary (“TRS”) on the Iporá Rare Earth Elements (“REE”) Project, located near the cities of Iporá, Diorama and Montes Claros de Goiás, Goiás, Brazil. The purpose of this Technical Report is to support the disclosure of the Iporá exploration results.

This TRS presents the results of the Property of Merit of the Iporá Project completed for Atlas Critical Minerals Iporá Project and is the first TRS for the Project filed with the United States Securities and Exchange Commission (“SEC”).

The scope of the TRS is to complete a Property of Merit on the Iporá Project.

The Iporá Project is located in the western region of Goiás state, Brazil, about 289 km from Goiânia, around the municipalities of Iporá, Diorama and Montes Claros de Goiás. Access from Goiânia is reached by highway GO-060 for 225 km to the city of Iporá, followed by GO-174 for 31 km to Diorama and plus 33 km to Montes Claros de Goiás. The Project comprises 12 mineral rights permits, totaling 18,615 ha distributed around the cities of Iporá, Diorama and Montes Claros de Goiás cities

1.1	Introduction

This TRS was prepared at the request of Atlas Critical Minerals Corporation (formerly Jupiter Gold Corporation), with its principal place of business at Rua Antônio de Albuquerque, 156, Suite 1720, Belo Horizonte, Minas Gerais, Brazil, 30112-010.

Atlas Critical Minerals (“Atlas”) is a diversified mining company with significant mineral rights in rare earths elements (REEs), titanium, natural graphite, uranium, copper, nickel, iron ore, quartzite, and gold in Brazil.

Currently, Atlas Critical Minerals Corporation common stock is quoted for trading on the OTCQB operated by the OTC Markets Group, Inc. under the symbol “JUPGF.” Atlas Critical Minerals has applied for listing of their common stock on the Nasdaq Capital Market under the symbol “ATCX.”

This TRS conforms to the United States Securities and Exchange Commission’s (SEC) Modernized Property Disclosure Requirements for Mining Registrants as described in Subpart 229.1300 of Regulation S-K, Disclosure by Registrants Engaged in Mining Operations (S-K 1300) and Item 601 (b)(96) Technical Report Summary.

1.2	Property Description, Location, Access, and Physiography

The Iporá Project is located in the western region of Goiás state, Brazil, about 289 km from Goiânia, around the municipalities of Iporá, Diorama and Montes Claros de Goiás. The Goiás Project is located at approximately 51º13’43’’ latitude and 16º14’53’’ longitude, Universal Transverse Mercator (UTM) zone 22S, coordinates of 475,563 m E and 8,203,577 m N.

1.3	History

The project area has been included in some regional mapping campaigns, but there is no record of historical exploration in the area.

There is no evidence of historical artisanal mining on the property.

There are no historical estimates for the project.

S-K 1300 Technical Report – Iporá REE Project – Goiás State, Brazil	Page 6

1.4	Geology and Mineralization

From a regional perspective, the Iporá project is located south of the Southern Amazon Craton, west of the São Francisco Craton and sits near the contact between the Paraná Basin and the Brasiliano (or Brasília) Fold Belt (BFB).

Specifically, the project is located within the Tocantins Structural Province in the BFB, which is part of the Goiás Magmatic Arc and it lies approximately at the center of the BFB on the western margin of the belt.

The representative of Goiás Magmatic Arc in the region is the Neopreoterzoic Iporá Granite, composed of granites, granodiorites and quartz monzonites. These rocks are mainly formed by large microcline crystals (~5cm), quartz and amphibole as the main mafic phase, which occurs associated with biotite as hypidiomorphic crystal aggregated. The accessory phase is composed of zircon, sphene, apatite, allanite and other opaque minerals. This unit has calcalkaline affinity and are correlated to the batholiths of juvenile magmatic arc (Pimentel & Fuck, 1987a).

The North border of the Paraná Basin, in Central Brazil, is characterized by an erosive scenario very active during the Upper Cretaceous with the intrusion of alkaline magmatism in the region. This magmatism is represented by two main provinces: Goiás Alkaline Province and Alto Paranaíba Igneous Province. It is set in groups of intrusions in Goiás and Minas Gerais states, disposed in linear arrangements parallel (Az 125º), some hundreds of kilometers apart (Dutra et al., 2012). The Iporá project is situated within the Goiás Alkaline Province.

The Goiás Alkaline Province (GAP) is a late cretaceous alkaline igneous province, stretching 250km in a NW-SE direction and up to 70 km wide. It includes mafic-ultramafic complexes in the northern portion, subvolcanic intrusions in the central region and volcanic products south, with several dikes (Junqueira-Brod et al., 2005).

The Córrego dos Bois alkaline complex covers an area of approximately 33 km² and corresponds to the largest of the northern GAP complexes. (Dutra et al., 2012).

The Córrego dos Bois Complex is formed by central zoned intrusions with magmatic differentiation of the central dunite – periodotite – pyroxenite – alkaline gabbro – nepheline syenite for the first magmatic event, between 75 and 81 Ma (Danni 1974). The second magmatic event is characterized by subvolcanic intrusions, as lamprophyres, nefelinites and analcimites in soles and dikes, around 60 Ma. The rocks are described as dunites, wehrlites, olivine-pyroxenites and websterites. Besides the main mafic components of these rocks, as olivine, plagioclase, augite, the secondary components are zeolites, biotite and opaque minerals.

Mapping by Atlas on the Iporá tenements has identified five major lithographic units. These units are:

●	Ribeirão de Santo Antonio Metagranite

●	Iporá Granite

●	Paraná Basin sedimentary rocks

●	Alkaline units of the Goiás Alkaline Complex

●	Laterites

The Ribeirão Santo Antônio metagranite occurs in the east portion of tenement 860.438/2022, at elevations above 600m, outcropping predominantly as blocks. The rock is composed of plagioclase, k-feldspar, quartz and biotite and displays a granolepdoblastic texture with foliation defined by biotite (Figure 6-4). Additionally, plagioclase augen porphyroclasts may be present.

The representative of Goiás Magmatic Arc in the region is the Neopreoterzoic Iporá Granite. The Iporá Granite rocks correspond to an undeformed syeno-granite, with isotropic coarse texture (Figure 6-5) composed of euhedral alkali-feldspar and granular quartz (>20% of the rock), and very few mafic phases, a very fine aggregate, probably composed of allanite, biotite and oxides. The outcrops are in the form of boulders ranging from a meter to tens of meters in size.

S-K 1300 Technical Report – Iporá REE Project – Goiás State, Brazil	Page 7

The Paraná Basin sediments comprise sandstones and conglomerates from the Furnas and Ponta Grossa formations. These quartz-rich siliciclastic formations belong to an extensive, neo-ordovician to late cretaceous South American intracratonic basin, developed over a continental crust and filled by sedimentary and volcanic rocks. The sandstones are well selected, reddish to white and cemented by silica and Fe hydroxides, and the conglomerate is composed of quartz pebbles and granules with matrix of fine quartz and mica sand and kaolinite.

At the Paraná Basin’s edges, late Cretaceous alkaline magmatism took place and formed large intrusive complexes with a wide range of rock compositions. The Córrego dos Bois Complex is one of eleven mapped alkaline complexes within the GAP and is the main alkaline complex of the Iporá project. Within the project area, mapped lithotypes related to the Córrego dos Bois Complex are syenite, ultramafic (peridotite and pyroxenite) and mafic (gabbro) rocks and trachyte.

The syenite is composed mainly of alkali feldspar and mafic minerals, pyroxenes and amphibole, with little altered nepheline relicts. Mafic rocks include gabbro and subvolcanic products, composed of plagioclase, pyroxene and small (<5mm) phlogopite crystals. The ultramafic rocks are represented in the area by a peridotite, composed of fine olivine and pyroxene crystals. The trachytes are a subvolcanic product of syenites, with feldspar phenocrysts embedded in a grey, volcanic matrix.

Rocks of Córrego dos Bois Complex tend to define the geomorphological setting of the region, preserving steep hills with dense, natural vegetation. It is possible to distinguish a different type of laterite generated by this unit, a muddy, silky and purple-reddish laterite with distinct characteristics.

The laterites are divided into two lithotypes: duricrust (Figure 6-8) and latosol soil. Observations about the laterites included grain size, color, composition of grains and cement, cement proportion, structures such as mottles, pores, presence of pisolites and oolites and transport.

A red latosol soil with little or no quartz, kaolinitic and micaceous composition is predominant in the area, and the presence of talc was noticed, indicating the ultramafic rocks as the parental rock. Some of the red latosol presents kaolinitic composition, with low quartz e sometimes shows fragments of saprolite granites, suggesting the Iporá Granite as parental rock.

The duricrusts also vary according to its source. Pale beige duricrusts are associated with Paraná Basin rocks, whereas red, purple, pisoolitic and ferriferous duricrusts are related to igneous, especially ultramafic rocks. Sometimes the duricrusts have a transported aspect, but most times they appear as an in-situ unit.

The geological setting of the Iporá Project is typical of a regolith-hosted REE deposit (ion-adsorption REE deposits or ionic clay), which combines type-A alkaline granites with supergene enrichment, with the southern China deposits being the type example.

1.5	Exploration and Drilling

Atlas carried out exploration during June and July 2025 on tenements 860.440/2022, 860.438/2022, 860.439/2022 and 860.667/2023. The exploration consisted of surface mapping, surface sampling and an auger sampling program.

Atlas mapped the above-mentioned tenements at a scale of 1:12.500. The majority of the tenements have extensive lateritic overburden, but geology was inferred from surface outcrops.

Atlas collected a total of 161 samples across the four tenements and the five major lithotypes identified on the property. The goal was to try and establish a correlation between lateritic bodies and possible sources of REE.

S-K 1300 Technical Report – Iporá REE Project – Goiás State, Brazil	Page 8

Atlas conducted an auger drilling campaign over the four tenements, completing 18 drillholes for 170.68 m of drilling. The average depth of the auger holes was 9.48 m.

The results indicate a large, approximately 10 m thick, near-surface mineralized horizon.

1.6	Sample Preparation, Analyses, Security

In 2025, Atlas Critical Minerals have done a range of sampling and assaying including surface samples and auger samples. Atlas Critical Minerals has utilized Quality Assurance (QA) and Quality Control (QC) methodologies under the supervision of a qualified person as defined in Regulation S-K 1300.

Atlas supplied the final database on September 23, 2025.

A total of 18 blanks were analyzed. The analysis returned acceptable values within 10 times the detection limit for Dy and Tb. Possible discrepancies were observed with Nd, Pr, La, and Ce.

A total of 18 standards were analyzed, only two results, Nd and Tb OREAS_461 samples returned values outside of three standard deviations. For the purpose of this report, SGS consider the samples to be acceptable.

1.7	Data Verification

No property inspection has been completed at this time.

1.8	Mineral Resource Estimates

There are no Mineral Resource Estimates on this Project.

1.9	Adjacent Properties

Atlas Critical Minerals mineral rights are located near to or adjacent to tenements held by Appia Rare Earths & Uranium Corp. (“Appia”) and Companhia Níquel Santa Fé (“Santa Fé).

Appia has a published mineral resource estimate (MRE) for REEs for the PHC Ionic Clay Project, and Santa Fé has 10 permits for the exploration and mining of nickel and cobalt ore.

1.10	Conclusions and Recommendations

1.10.1	Conclusions

Atlas has 12 exploration tenements to the east and north of the city of Iporá, in Goiás state in Brazil. Of the 12 tenements, Atlas focused on the exploration of four tenements immediately adjacent to Appia’s PCH ionic clay deposit, north of Iporá.

Atlas conducted surface mapping, surface sampling and auger sampling on tenements 860.440/2022, 860.438/2022, 860.439/2022 and 860.667/2023 during June and July 2025.

The results of the exploration suggest that the four mining rights of the Iporá Project present favorable conditions for ionic clay deposits. Regolith horizons were mapped in the four mining rights, as well as laterite layers associated with alkaline and Cambrian granite rocks. These laterites have grades compatible with ion-adsorption REE deposit type, from 900 to 1500 ppm TREO, as evidenced by both surface and auger samples.

Based on the exploration results, the central-eastern regions of mining right 860.440/2022 and the western regions of 860.438/2022 comprise the most favorable area for a regolith-hosted REE target, comprising a laterite associated with alkaline rocks of the GAP with an area of approximately 8 km² and two other smaller laterites bodies, reaching up to 4 km², superimposed on the Iporá Granite.

The initial metallurgical test work indicated that TREO recoveries of 36% and HREO recoveries up to 55% were possible.

1.10.2	Recommendations

Given the prospective nature of the Iporá Project, it is QP’s opinion that the Project merits further exploration and that the proposed plan for further work by Atlas is justified. The proposed work program by Atlas will help advance the Project and will provide key inputs required to evaluate the economic viability of the Project.

The QP is recommending Atlas conduct further exploration, subject to funding and any other matters which may cause the proposed exploration program to be altered in the normal course of its business activities or alterations which may affect the program as a result of exploration activities themselves.

S-K 1300 Technical Report – Iporá REE Project – Goiás State, Brazil	Page 9

2	INTRODUCTION

SGS was engaged by Atlas Critical Minerals Corporation (OTCQB: JUPGF, “Atlas Critical Minerals”) for the preparation of the independent Technical Report Summary (“TRS”) on the Iporá Rare Earth Elements (“REE”) Project, located near the cities of Iporá, Diorama and Montes Claros de Goiás, Goiás, Brazil. The purpose of this Technical Report is to support the disclosure of the Iporá Exploration Results.

This TRS presents the results of the Property of Merit of the Iporá Project completed for Atlas Critical Minerals Iporá Project and is the first TRS for the Project filed with the United States Securities and Exchange Commission (“SEC”).

The scope of the TRS is to complete a Property of Merit on the Iporá Project.

The Iporá Project is located in the western region of Goiás state, Brazil, about 289 km from Goiânia, around the municipalities of Iporá, Diorama and Montes Claros de Goiás. The Iporá Project is located at approximately 51º13’43’’ latitude and 16º14’53’’ longitude, Universal Transverse Mercator (UTM) zone 22S, coordinates of 475,563 m E and 8,203,577 m N.

The Project can be accessed from Goiânia through highway GO-060 for 225 km to the city of Iporá, followed by GO-174 for 31 km to Diorama and plus 33 km to Montes Claros de Goiás. The Project comprises 12 mineral rights permits, totaling 18,615 ha distributed around the cities of Iporá, Diorama and Montes Claros de Goiás cities

2.1	Registrant Information

This TRS was prepared at the request of Atlas Critical Minerals Corporation (formerly Jupiter Gold Corporation), with its principal place of business at Rua Antônio de Albuquerque, 156, Suite 1720, Belo Horizonte, Goiás, Brazil, 30112-010.

Atlas Critical Minerals is a diversified mining company with significant mineral rights in rare earths elements (REEs), titanium, natural graphite, uranium, copper, nickel, iron ore, quartzite, and gold in Brazil.

Currently, Atlas Critical Minerals Corporation common stock is quoted for trading on the OTCQB operated by the OTC Markets Group, Inc. under the symbol “JUPGF.” Atlas Critical Minerals has applied for listing of their common stock on the Nasdaq Capital Market under the symbol “ATCX.”

2.1.1	Organization Structure of the Company

Atlas Lithium Corp., a publicly traded company incorporated in the State of Nevada, United States, serves as the ultimate parent company of a group of corporate entities operating in both international and Brazilian jurisdictions. Through this structure, Atlas Lithium Corp. maintains direct or indirect ownership of several subsidiaries that carry out exploration and development activities in the mineral sector.

Internationally, notable subsidiaries include Atlas Lithium Limited and Brazil Mineral Resources Corporation, both incorporated in the Marshall Islands and wholly owned by Atlas Lithium Corp. The corporate group also includes Atlas Critical Minerals Corporation, in which Atlas Lithium Corp. holds a majority equity interest, and Athena Mineral Resources Corporation, likewise incorporated in the Marshall Islands and fully owned by the parent company.

In Brazil, the principal direct subsidiary is Atlas Lítio Brasil Ltda., which is wholly owned by Atlas Lithium Corp. This entity serves as the main legal and operational interface of the parent company in Brazil but does not directly control or hold ownership stakes in other domestic subsidiaries within the group.

S-K 1300 Technical Report – Iporá REE Project – Goiás State, Brazil	Page 10

Atlas Recursos Minerais Ltda. is a Brazilian entity indirectly held by Atlas Lithium Corp. through Brazil Mineral Resources Corporation, its immediate parent company. Given that Brazil Mineral Resources Corporation is wholly owned by Atlas Lithium Corp., Atlas Recursos Minerais is considered a second-tier subsidiary within the group. It operates independently from Atlas Lítio Brasil Ltda., and no direct corporate relationship exists between the two, notwithstanding their shared ultimate ownership.

Atlas Critical Minerals Corporation represents a separate branch of the corporate structure and conducts its Brazilian operations through majority ownership of several local entities. These include Mineração Apollo Ltda., which holds controlling interests in RST Recursos Minerais Ltda. and Mineração Duas Barras Ltda. In addition, Mineração Júpiter Ltda. is also under the direct control of Atlas Critical Minerals Corporation. In all these cases, a minority equity stake (0.01%) is held by Lancaster Invest. Ltda., a Brazilian company primarily owned by Marc Fogassa, who holds a 99.9% ownership interest. Mr. Fogassa currently serves as Chairman and Chief Executive Officer of both Atlas Lithium Corp. and Atlas Critical Minerals Corporation, underscoring his key role in the strategic oversight of the group.

2.2	Terms of Reference and Purpose

SGS Geological Services Inc. (“SGS”) was contracted by Atlas Critical Minerals Corporation (“Atlas Critical Minerals” or the “Company”) to complete a Property of Merit for the Iporá Rare Earth Elements (“REE”) Project located near the cities of Iporá, Diorama and Montes Claros de Goiás, Goiás, Brazil, and to prepare a Public Report in accordance with the §§ 229.601(b)(96) Technical report (subpart 229.1300 of Regulation S-K) written in support of a Property of Merit on the Iporá Project.

This TRS conforms to the United States Securities and Exchange Commission’s (SEC) Modernized Property Disclosure Requirements for Mining Registrants as described in Subpart 229.1300 of Regulation S-K, Disclosure by Registrants Engaged in Mining Operations (S-K 1300) and Item 601 (b)(96) Technical Report Summary.

The purpose of this Technical Report is to support the disclosure of the Iporá Exploration Results.

2.3	Sources of Information

SGS Canada Inc. (“SGS”) was commissioned by Atlas Critical Minerals to prepare this TRS. In preparing this report, SGS relied upon input from Atlas Critical Minerals.

Section 24 includes the reference documents that are part of the sources of information used in the preparation of this TRS.

SGS is an independent company and is not associate or affiliate of Atlas Critical Minerals or any associated company of Atlas Critical Minerals.

This TRS was prepared by SGS, and communication with Atlas Critical Minerals sources was conducted through the following list of personnel:

●	Eduardo Queiroz, Mariella Catarino, Andre Soares - Consultants

●	Igor Tkachenko - Advisor

2.4	Personal Inspection Summary

No property inspection has been completed at this time.

2.5	Previously Filed Technical Report Summary Report

There have been no previous reports filed on this property.

2.6	Units and Abbreviations

All units of measurement used in this technical report are International System of Units (SI) or metric, except for Imperial units that are commonly used in industry (e.g., ounces (oz.) and pounds (lb.) for the mass of precious and base metals). All currency is in US dollars, unless otherwise noted. Frequently used abbreviations and acronyms can be found in Table 2-1.

S-K 1300 Technical Report – Iporá REE Project – Goiás State, Brazil	Page 11

Table 2-1: List of Abbreviations

$	Dollar sign	masl	Meters above sea level
%	Percent sign	mm	millimeter
°	Degree	mm2	square millimeter
°C	Degree Celsius	Moz	Million troy ounces
°F	Degree Fahrenheit	MRE	Mineral Resource Estimate
µm	micron	MREO	Magnetic Rare Earths Oxides
AA	Atomic absorption	Mt	Million tonnes
Au	Gold	mtph	Metric Tonnes per Hour
Az	Azimuth	Nb	Niobium
$CAD	Canadian dollar	Nd	Neodynium
Ce	Cerium	N	North
cm	centimeter	NAD 83	North American Datum of 1983
cm2	square centimeter	Ni	Nickel
cm3	cubic centimeter	NQ	Drill core size (4.8 cm in diameter)
Co	Cobalt	OES	Optical emission spectroscopy
DDH	Diamond drill hole	Pm	Promethium
Dy	Dysprosium	Pr	Praseodynium
E	East	ppm	Parts per million
Er	Erbium	QA	Quality Assurance
Eu	Europium	QC	Quality Control
ft	Feet	QP	Qualified Person
ft2	Square feet	RC	Reverse circulation drilling
ft3	Cubic feet	REE	Rare Earth Elements
g	Grams	RQD	Rock quality description
GPS	Global Positioning System	Sc	Scandium
Gd	Gadolinium	Sm	Samarium
Ha	Hectares	SG	Specific Gravity
Ho	Holmium	Tb	Terbium
HQ	Drill core size (6.3 cm in diameter)	T	Titanium
HREO	Heavy Rare Earth Oxides	Th	Thorium
ICP	Induced coupled plasma	TiO2	Titanium
kg	Kilograms	Tm	Thallium
km	Kilometers	Ton	Short Ton
km2	Square kilometer	Tonnes or T	Metric tonnes
La	Lanthanum	TREO	Total Rare Earths Oxides
LREO	Light Rare Earth Oxides	U	Uranium
Lu	Lutetium	$US	US Dollar
m	Meter	UTM	Universal Transverse Mercator
m2	Square meters	Y	Yttrium
m3	Cubic meters	Yb	Ytterbium

TREO, MREO, HREO, and LREO formulas:

●	TREO (Total Rare Earth Oxides): Ce2O3 + La2O3 + Nd2O3 + Pr6O11 + Sm2O3 + Dy2O3 + Er2O3 + Eu2O3 + Gd2O3 + Ho2O3 + Lu2O3 + Tb4O7 + Tm2O3 + Y2O3 + Yb2O3

●	MREO (Magnetic Rare Earth Oxides): Dy2O3 + Nd2O3 + Pr6O11 + Tb4O7

●	HREO (Heavy Rare Earth Oxides): Dy2O3 + Er2O3 + Eu2O3 + Gd2O3 + Ho2O3 + Lu2O3 + Tb4O7 + Tm2O3 + Y2O3 + Yb2O3

●	LREO (Light Rare Earth Oxide): Ce2O3 + La2O3 + Nd2O3 + Pr6O11 + Sm2O3

S-K 1300 Technical Report – Iporá REE Project – Goiás State, Brazil	Page 12

3	PROPERTY DESCRIPTION

3.1	Property Description and Location

The Iporá Project is located in the western region of Goiás state, Brazil, about 289 km from Goiânia, around the municipalities of Iporá, Diorama and Montes Claros de Goiás. The Iporá Project is located at approximately 51º13’43’’ latitude and 16º14’53’’ longitude, Universal Transverse Mercator (UTM) zone 22S, coordinates of 475,563 m E and 8,203,577 m N.

Figure 3-1 shows the location of the Iporá Project.

Figure 3-1: Location of the Iporá Project

Venezuela
Guyana
Suriname
Colombia
Atlantic Ocean
BRAZIL
Peru
Bolivia
Paraguay
Chile
Argentina
Uruguay
Pacific Ocean
0 1,000 2,000 km
400000 600000 800000 1000000
8600000
8400000
8200000
8000000
7800000
Tocantins
Bahia
Mato Grosso
GOIÁS
Brasília
Iporá Project
Goiânia
Minas Gerais
Mato Grosso do Sul
São Paulo
0 75 150 km
ATLAS CRITICAL MINERALS PROJECT LOCATION MAP
Drawn by SGS Geological Services
SGS
September 25, 2025
Coordinate System Sirgas 2000 /UTM zone 22S

S-K 1300 Technical Report – Iporá REE Project – Goiás State, Brazil	Page 13

3.2	Mineral Tenure

The legal framework for the development and use of mineral resources in Brazil was established by the Brazilian Federal Constitution, which was enacted on October 5, 1988 (the Brazilian Constitution) and the Brazilian mining code, which was enacted on January 29, 1940 (Decree-Law 1985/40, later modified by Decree-Law 227, of February 28, 1967, the Brazilian Mining Code).

According to the Brazilian Constitution, all mineral resources in Brazil are the property of the Federal Government. The Brazilian Constitution also guarantees mining companies the full property of the mineral products that are mined under their respective concessions. Mineral rights come under the jurisdiction of the Federal Government and mining legislation is enacted at the Federal level only. To apply for and acquire mineral rights, a company must be incorporated under Brazilian law, have its management domiciled within Brazil, and its head office and administration in Brazil.

In general, there are no restrictions on foreign investment in the Brazilian mining industry, except for mining companies that operate, or hold mineral rights within a 150 km wide strip of land parallel to the Brazilian terrestrial borders. In this instance the equity interests of such companies have to be majority Brazilian-owned. Exploration and mining activities in the border zone are regulated by the Brazilian Mining Code and supporting legislation.

The Iporá Project comprises 12 mineral rights under exploration permit status in National Mining Agency (ANM), covering an area of 18,615 ha (46,000 acres). Figure 3-2 shows the location of the mineral rights in relation to the municipalities of Iporá, Diorama and Montes Claros de Goiás. In addition, the tenure holdings are summarized in Table 3-2.

Figure 3-2: Iporá Project Mineral Rights Map

S-K 1300 Technical Report – Iporá REE Project – Goiás State, Brazil	Page 14

Table 3-1: Iporá Mineral Rights

#	Permit	Area (ha)	Owner	Status
01	860.205/2018	295.07	Atlas Lítio Brasil Ltda.	Research Permit
02	860.206/2018	1,724.16	Atlas Recursos Minerais Ltda.	Research Permit
03	860.437/2022	1,915.65	Atlas Recursos Minerais Ltda.	Research Permit
04	860.438/2022	1,891.75	Atlas Recursos Minerais Ltda.	Research Permit
05	860.439/2022	1,948.87	Atlas Recursos Minerais Ltda.	Research Permit
06	860.440/2022	1,902.60	Atlas Recursos Minerais Ltda.	Research Permit
07	860.441/2022	1,947.59	Atlas Recursos Minerais Ltda.	Research Permit
08	860.666/2023	1,940.45	Atlas Recursos Minerais Ltda.	Research Permit
09	860.667/2023	405.03	Atlas Recursos Minerais Ltda.	Research Permit
10	860.668/2023	1,402.35	Atlas Lítio Brasil Ltda.	Research Permit
11	860.669/2023	1,262.65	Atlas Lítio Brasil Ltda.	Research Permit
12	860.679/2023	1,978.70	Atlas Recursos Minerais Ltda.	Research Permit

Under Brazilian law, foreign companies may acquire surface rights as long as the share capital is controlled by Brazilians. However, the holder of an exploration license is guaranteed by law access to be able to conduct exploration field work, provided that adequate compensation is paid to third-party landowners, and that the holder of the exploration license assumes all environmental responsibilities arising from the exploration work.

After the exploration license is granted by the Brazilian government, Atlas negotiates and obtains the necessary authorizations for access to the properties for research and exploration activities, with the exercise of mining activity guaranteed by the Brazilian Federal Constitution.

Atlas is responsible for the reclamation of areas used for drilling, safety of personnel in the work area, monetary compensation to the landowner for surface damage caused by mineral exploration activities, and all environmental liabilities resultant from exploration activities.

3.3	Royalties and Encumbrances

On December 18, 2024, Atlas Critical Minerals Corporation (“Atlas Critical Minerals”) entered into an Option Agreement (“Option”) with Atlas Lithium Corporation (“Atlas Lithium”), pursuant to which Atlas Critical Minerals purchased an option to acquire 100% of Brazil Minerals Resources Corporation (“BMR”), a subsidiary of Atlas Lithium. BMR owns 100% of Atlas Recursos Minerais Ltda which holds certain mineral rights in Brazil which are of interest to Atlas Critical Minerals. The Option therefore grants Atlas Critical Minerals the opportunity to have ownership of such mineral rights in the future, should it choose to exercise the Option.

3.4	Reliance on Other Experts

The QP has not reviewed the mineral tenure, nor independently verified the legal status, ownership of the Project area, underlying property agreements or permits. The QP has fully relied upon, and disclaims responsibility for, information supplied to them by Atlas Critical Minerals.

S-K 1300 Technical Report – Iporá REE Project – Goiás State, Brazil	Page 15

4	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE, AND PHYSIOGRAPHY

4.1	Accessibility

The Iporá Project is located in the western region of Goiás state, Brazil, about 289 km from Goiânia, around the municipalities of Iporá, Diorama and Montes Claros de Goiás. Access from Goiânia is reached by highway GO-060 for 225 km to the city of Iporá, followed by GO-174 for 31 km to Diorama and another 33 km to Montes Claros de Goiás (Figure 4-1).

The Project comprises 12 mineral rights permits, totaling 18,615 ha distributed around the cities of Iporá, Diorama and Montes Claros de Goiás cities The shortest distance between the mineral rights permits and theses cities varies of 2,3 km (Iporá), 700 m (Diorama), and 1,35 km (Montes Claros de Goiás).

The access is through a well-developed network of regional roads. These roads offer a blend of hard and gravel surfaces, ensuring smooth and reliable transportation. Within the property boundaries, there exists a well-maintained network of gravel-surfaced rural roads and unsurfaced farm roads that provide project accessibility.

Figure 4-1: Location Map of the Iporá Project / State of Goiás

480000
540000
600000
660000
8280000
8220000
8160000
8100000
Montes Claros de Goiás
Diorama
GO-174
Iporá
GO-060
Goiânia
IPORÁ PROJECT
0 20 40 km
Highways
Mineral Rights
Municipality
1:130,000
UNIVERSAL TRANSVERSE MERCATOR
SIRGAS 2000 ZONE 22S

S-K 1300 Technical Report – Iporá REE Project – Goiás State, Brazil	Page 16

4.2	Climate

Iporá and the surrounding municipalities are part of the subhumid tropical climate, classified as Aw type (Köppen, 1948), characterized by a dry season from April to September and a rainy season from October to March. The average annual rainfall ranges from 1,500 to 1,700 mm (De Sousa & Rodrigues, 2018).

The region’s distance from the Atlantic Ocean results in high average temperatures with a high daily temperature range, and irregular rainfall patterns, as reported by De Sousa & Silva (2009).

The climate allows year-round access to the property and year-round exploration potential.

4.3	Local Resources

The project is located near the cities of Iporá (population: 31,499, according to a 2020 census), Diorama (population: 2,479 according to a 2020 census) and Montes Claros de Goiás (population: 8,047 according to a 2020 census).

The city of Iporá is situated 10 km from the Project, with an estimated population of 31,499 inhabitants (2020 Census). Electricity is provided by the concessionaire “Enel Distribuição Goiás”, in addition to the city offering other infrastructures, such as: Municipal airport, four hospitals, fire department, Civil and Military Policing, and Hotels and Restaurants.

The economic activities are mainly agriculture, services, light industry, and livestock raising.

Analytical and drilling services would be contracted in the metropolitan region of Belo Horizonte. Skilled and semi-skilled labor is available in the region to support exploration activities.

4.4	Infrastructure

The region hosts well-structured cities with robust capacities for electricity and water supply, all of which are easily accessible.

In addition to its strategic location, the presence of power and water adds to the project’s economic significance and underscores the potential for long-term resource extraction. The project is well-equipped to harness these resources while maintaining environmental responsibility and compliance with relevant regulations.

The nearest railway siding is located at Goiânia 216 km to the east of the project. This railway line leads north to the town of Palmas or south to São Paulo. Labour will be available from nearby regional towns and settlements. Potential tailings storage areas, waste disposal areas, heap leach pads, and potential processing plant sites can only be supplied after an Environmental Impact Assessment has been completed. Goiania should be able to supply most exploration requirements and comply with all sustenance supplies.

4.5	Topography, Elevation and Vegetation

The Iporá Project region is part of the Araguaia River basin, covering an area of 86,109 km2. The Araguaia River rises in the Caiapó hill, on the border between Goiás and Mato Grosso, at an altitude of 850 m, and flows for 2,115 km before discharging into the Tocantins River (De Sousa & Rodrigues, 2018).

The municipality of Iporá is drained by four sub-basins: the Santo Antônio and Lageado streams, which flows into the Caiapó River; the Santa Marta stream, which flows into Claro River and subsequently into the Araguaia River; and the Bois River basin, which drains directly into the Araguaia River (De Sousa & Rodrigues, 2018).

In general, the topography is controlled by the local geology and by the denudation of the South American Surface, with flat terrains prevailing in domains of gneissic rocks, as well as in volcano-sedimentary terrains and the edge of the Paraná Basin. The hills are associated with granitic intrusive bodies, cuestas formed by the erosional retreat of Paraná Basin sediments. Isolated elevations are found where igneous rocks of the Rio Verde-Iporá Alkaline Province occur (Moreton, 2001).

S-K 1300 Technical Report – Iporá REE Project – Goiás State, Brazil	Page 17

De Sousa & Rodrigues (2018) describe the municipality of Iporá as part to the regional geomorphological unit known as Northern Plateau of the Paraná Basin, which can be subdivided into 3 units:

●	Unit 1: Elevations ranging from 715 to 890 meters, characterized by sharp to convex hilltops resulting from residual reliefs developed on crystalline and alkaline rock structures

●	Unit 2: Elevations ranging from 550 to 714 meters, with convex hilltops formed mainly by granitic and gneissic basement rocks.

●	Unit 3: Elevations ranging from 380 to 549 meters, featuring alternating convex and flat hilltops due to the presence of sedimentary capping.

According to the soil class mapping, conducted by De Sousa (2015), the main soils present in the Goiás Project region are Latosols, Argisols, and Dystrophic and Eutrophic Litholic Neosols, exhibiting a stony structure and a medium, gravelly texture associated with strongly undulating relief. Their main characteristics are described below, as proposed by De Sousa & Rodrigues (2018).

In general, latosols are non-hydromorphic mineral soils, characterized by a latosolic B horizon with Fe₂O₃ grade exceeding 18%. They represent highly weathered, advanced-stage soils, resulting from intense transformations of the parent material.

In the Iporá region, the argissols are represented by two classes: Dystrophic Red-Yellow Argissol, with moderate yellow coloration and a coarse, gravelly texture, occurring on strongly undulating relief; and Dystrophic Red Argissol, developed on gently undulating relief, with a gravelly texture over granitic rocks and a sandy texture over Furnas Formation sandstones (Sousa, 2006).

Dystrophic Litholic Neosols are shallow, poorly developed soils composed of mineral or organic material, with a typical thickness of 20–40 cm and a texture ranging from sandy to clayey, with or without coarse fragments (gravel, stones, and blocks) (Embrapa, 1999).

The region is located between the Amazonian Equatorial and Atlantic Tropical provinces and is characterized by a typic savannah-cerrados vegetation cover. This coverage ranges from dense cerrado (cerradão) to typical cerrado, with extremes of shrubby grassland. In rare terrains, especially over mafic-ultramafic rocks, rectilinear vegetation of the large-scale forest type occurs, with only small, isolated islands remaining today to testify to the past forests (Moreton, 2001).

The native vegetation is discontinuous and altered. Pastures occupy approximately 75% of the area, while riparian forests and conservation areas represent 15% of the territory. Agricultural lands comprise the remaining 10% (De Sousa & Rodrigues, 2018).

S-K 1300 Technical Report – Iporá REE Project – Goiás State, Brazil	Page 18

5	HISTORY

Since their inception, the mining rights represented by the National Mining Agency (ANM) processes listed below have been owned by companies within the Atlas Economic Group, with no third-party companies prior to Atlas. These areas are available for exploration applications that give rise to an Exploration Permit. The processes were filed in 2018 and 2019 by Mineração Apollo Ltda., with some of them transferred to Atlas Lítio Brasil Ltda. in April 2023 and subsequently transferred to Atlas Recursos Minerais Ltda. in 2025, as part of the Atlas economic group’s corporate and mining asset reorganization.

5.1	Mineral Rights Event History

5.1.1	860.205/2018

The mineral right related to Permit No. 733/2019, initially held by Mineração Apollo Ltda., was filed on April 2, 2018.

On March 14, 2019, the National Mining Agency (ANM) granted the Research Permit for a three-year term, with the commencement of exploration activities formally registered on April 18, 2019.

On October 1, 2021, ANM extended the permit expiration date to September 25, 2023, pursuant to Resolution No. 76/2021, issued in response to the COVID-19 pandemic. In March 2023, a request for full transfer of rights to Atlas Lítio Brasil Ltda. was filed and subsequently approved on April 19, 2023.

On September 25, 2023, the Positive Final Exploration Report was submitted to the agency and is currently under review. If approved, the process will move forward to the Mining Concession Application phase.

5.1.2	860.206/2018

The mineral right 860.206/2018, originally held by Mineração Apollo Ltda., was filed on April 2, 2018, with the corresponding three-year Research Permit granted on March 14, 2019.

On October 1, 2021, the permit expiration, originally set for March 14, 2022, was extended to September 25, 2023, in accordance with ANM Resolution No. 76/2021, which established adjustments due to the COVID-19 pandemic.

On March 13, 2023, a full transfer of rights to Atlas Lítio Brasil Ltda. was filed, approved on April 19, 2023, and formally registered on April 20, 2023.

On September 25, 2023, the Positive Final Exploration Report was submitted to ANM and is currently under analysis for potential advancement to the Mining Concession Application stage.

Subsequently, on December 9, 2024, another full transfer of rights was filed in favor of Atlas Recursos Minerais Ltda., formally approved by ANM on March 27, 2025, and registered on April 3, 2025.

5.1.3	860.437/2022

The mineral right related to Permit No. 6600/2022, initially held by Atlas Lítio Brasil Ltda. and later fully transferred to Atlas Recursos Minerais Ltda., began with the filing of the exploration application with ANM on May 6, 2022.

On August 22, 2022, ANM granted the Research Permit for a three-year term, formally authorizing exploration activities.

On December 9, 2024, a full transfer of rights to Atlas Recursos Minerais Ltda. was filed, approved on March 27, 2025, and registered on April 3, 2025.

On June 2, 2025, a request for extension of the permit term was filed, ensuring the continuity of exploration activities under the new holder.

S-K 1300 Technical Report – Iporá REE Project – Goiás State, Brazil	Page 19

5.1.4	860.438/2022

Process 860.438/2022 was filed on May 6, 2022, by Atlas Lítio Brasil Ltda. On August 22, 2022, ANM granted the Research Permit for a three-year term, with the commencement of exploration activities officially registered on January 26, 2024.

On December 9, 2024, a request for full transfer of rights was submitted, approved by ANM on March 27, 2025, and registered on April 3, 2025, transferring the title to Atlas Recursos Minerais Ltda.

On June 2, 2025, a request for extension of the permit term was filed and remains under analysis.

5.1.5	860.439/2022

The mineral right related to Permit No. 5651/2022 began on May 6, 2022, with the filing of the application by Atlas Lítio Brasil Ltda.

On August 4, 2022, ANM granted the Research Permit for a three-year term, with the official commencement of exploration activities registered on January 26, 2024.

On December 9, 2024, a full transfer of rights was requested, approved on March 27, 2025, and formally registered on April 3, 2025, transferring the title to Atlas Recursos Minerais Ltda.

On June 2, 2025, a request for extension of the permit term was filed and is currently under review.

5.1.6	860.440/2022

The process began on May 6, 2022, with the filing of the exploration application by Atlas Lítio Brasil Ltda. Shortly thereafter, on August 22, 2022, ANM granted Research Permit No. 6602/2022, valid for three years.

On December 9, 2024, a request for full transfer of rights was filed, approved on March 27, 2025, and registered on April 3, 2025, transferring the permit to Atlas Recursos Minerais Ltda.

On June 2, 2025, a request for extension of the permit term was filed, ensuring potential continuity of the title under the new holder.

5.1.7	860.441/2022

The process began on May 6, 2022, with the filing of the exploration application by Atlas Lítio Brasil Ltda. On August 22, 2022, ANM granted Research Permit No. 6603/2022, valid for three years.

On December 9, 2024, a request for full transfer of rights was submitted. The request was approved on March 27, 2025, and registered on April 3, 2025, transferring the title to Atlas Recursos Minerais Ltda.

On June 2, 2025, a request for extension of the permit term was filed, ensuring continuity of exploration under the new holder.

5.1.8	860.666/2023

The process began on August 19, 2023, with the filing of the exploration application by Atlas Lítio Brasil Ltda. On January 16, 2024, ANM granted Research Permit No. 635/2024, valid for three years.

On January 26, 2024, the commencement of exploration activities was formally registered.

S-K 1300 Technical Report – Iporá REE Project – Goiás State, Brazil	Page 20

On December 9, 2024, a request for full transfer of rights was filed, approved on April 23, 2025, and registered on April 25, 2025, transferring the permit from Atlas Lítio Brasil Ltda. to Atlas Recursos Minerais Ltda.

5.1.9	860.667/2023

Process 860.667/2023 began on August 19, 2023, with the filing of the exploration application by Atlas Lítio Brasil Ltda. On September 27, 2023, ANM granted Research Permit No. 6875/2023, valid for three years.

However, shortly thereafter, on October 3, 2023, ANM issued a ruling canceling this permit, suspending exploration.

The situation was regularized on May 20, 2024, when ANM granted a new Research Permit No. 4411/2024, valid for three years, in favor of Atlas Lítio Brasil Ltda.

Subsequently, on December 9, 2024, a request for full transfer of rights was filed, approved on April 23, 2025, and registered on April 25, 2025, consolidating the transfer to Atlas Recursos Minerais Ltda.

5.1.10	860.668/2023

Mineral right 860.668/2023 was filed on August 19, 2023, by Atlas Lítio Brasil Ltda. On April 1, 2025, ANM granted Research Permit No. 2345/2025, valid for three years. On the same date, the company formally registered the commencement of exploration activities, in compliance with the Brazilian Mining Code.

5.1.11	860.669/2023

Process 860.669/2023 began on August 19, 2023, with the filing of the exploration application by Atlas Lítio Brasil Ltda. On April 1, 2025, ANM granted Research Permit No. 2346/2025, valid for three years. On the same date, the company filed the official commencement of exploration activities.

5.1.12	860.679/2023

Process 860.679/2023 began on August 21, 2023, with the filing of the exploration application by Atlas Lítio Brasil Ltda. On January 16, 2024, ANM granted Research Permit No. 639/2024, valid for three years. On January 26, 2024, the company officially communicated the commencement of exploration activities.

Regarding ownership, on December 9, 2024, a request for full transfer of rights to Atlas Recursos Minerais Ltda. was filed. On April 23, 2025, ANM approved the transfer, which was formally registered on April 29, 2025, consolidating the change of titleholder.

5.2	Historical Resource Estimates

There are no historical estimates for the project.

5.3	Past Production

There is no evidence of historical artisanal mining on the property.

5.4	Historical Technical Reports

There are no historical technical reports for the project.

S-K 1300 Technical Report – Iporá REE Project – Goiás State, Brazil	Page 21

6	GEOLOGICAL SETTING, MINERALIZATION, AND DEPOSIT TYPE

The geology of Brazil comprises a significant portion of ancient craton basement rock from the Precambrian overlain by sedimentary rocks and intruded by igneous activity; all of which has been impacted by the rifting of the Atlantic Ocean. Much of the basement rock underlying Brazil formed during the Precambrian, including the São Francisco Craton. In the Mesoproterozoic, the Rio de la Plata craton (beneath southern Brazil), the Amazonia Craton and the small São Luis Craton and sections of the Congo Craton which form the basement rock were joined with Africa. Figure 6-1 illustrates the geological setting of Brazil and the location of the Iporá project.

Figure 6-1: Geological map of the South American Platform (after Hasui and Almeida, 1985).

70°
60°
10°
10°
0
500
1000
Km
AMAZON CRATON (Northern)
50°
80°
São Luís Craton
0°
0°
Garzón block
40°
Amazonas Basin
Araguaia Belt
Andean foreland basin
Parnaíba Basin
AMAZON CRATON (Southern)
CMP
10°
10°
SÃO FRANCISCO CRATON
Apiacás-Xingu Platform
ANDES
BRASILIANO BELT
Arequipa block
Paraná Basin
20°
20°
40°
Sierras Pampeanas
Luís Alves Craton
Estimated limit of Brazilian Shield
Atlantic Ocean
RIO DE LA PLATA CRATON
Camboriú Complex
30°
30°
Pacific Ocean
50°
Encantadas Complex
Tandilia Belt
Piedra Alta Terrane
40°
60°
40°
Carajás Mineral Province (CMP)
Andes. Juvenile and reworked crust
Patagonian massif
Phanerozoic (≤350 Ma) basins, sedimentary and volcanic rocks
Patagonian massif (450-150 Ma)
Ipora Project
50°
BRAZILIAN SHIELD
50°
Brasiliano Cycle Belts (900-520 Ma) - Marginal to the cratons. Juvenile 5%, reworked and cratonic fragments 95%
Cratons - Older than 1100 Ma. Remained stable during Neoproterozoic orogenies of the Brasiliano Cycle (900-520 Ma)
70°

S-K 1300 Technical Report – Iporá REE Project – Goiás State, Brazil	Page 22

6.1	Regional Geology

The Iporá project is located south of the Southern Amazon Craton, west of the São Francisco Craton and sits near the contact between the Paraná Basin and the Brasiliano (or Brasília) Fold Belt (BFB) (Figure 6-1).

Specifically, the project is located within the Tocantins Structural Province in the BFB, which is part of the Goiás Magmatic Arc. The Tocantins Province is composed of a series of SSW-NNE trending terranes of mainly Proterozoic ages which stabilized in the Neoproterozoic in the final collision between the Amazon and São Francisco cratons. The Tocantins Province is divided into an eastern and western section. The eastern section is located in a N-S arc-shaped folded belt (the BFB) which extends northwards to the state of Tocantins and southwards to the state of Minas Gerais (Figure 6-2). The BFB consists of a deformed mobile belt deposited during the Meso to Neoproterozoic in the western margin of the São Francisco Craton over a basement of Paleoproterozoic granitic-gneissic terrane affected by Mesoproterozoic deformation. The Serra Verde rare earth project is located at the northern end of the BFB, while the southern end is represented by the Araxa rare earth deposit. The Iporá project lies approximately at the center of the BFB on the western margin of the belt (Figure 6-2).

The Tocantins Province orogen was formed by the Brazilian/Pan-African cratonic collision, located in the central-north portion of Brazil between the Amazon, São Francisco, and Paraná Cratons. The mobile folding belts part of the Tocantins Province is composed of supracrustal volcano-sedimentary rocks, granitic intrusions and subordinate basic-ultrabasic bodies. The Brasilia, Araguaia and Paraguay ranges are situated within this geotectonic domain, with the Brasilia Fold Belt around a west edge of the São Francisco Craton oriented in a preferential north-south direction, and the Araguia and Paraguay belts bordering to the east and southwest of the Amazonian Craton.

S-K 1300 Technical Report – Iporá REE Project – Goiás State, Brazil	Page 23

Figure 6-2: Regional geology of the Iporá Project (after Santos et al, 2024)

6.2	Local Geology

The representative of Goiás Magmatic Arc in the region is the Neopreoterzoic Iporá Granite, composed of granites, granodiorites and quartz monzonites. These rocks are mainly formed by large microcline crystals (~5cm), quartz and amphibole as the main mafic phase, which occurs associated with biotite as hypidiomorphic crystal aggregated. The accessory phase is composed of zircon, sphene, apatite, allanite and other opaque minerals. This unit has calcalkaline affinity, and are correlated to the batholiths of juvenile magmatic arc (Pimentel & Fuck, 1987a).

The North border of the Paraná Basin, in Central Brazil, is characterized by an erosive scenario very active during the Upper Cretaceous with the intrusion of alkaline magmatism in the region. This magmatism is represented by two main provinces: Goiás Alkaline Province and Alto Paranaíba Igneous Province. It is set in groups of intrusions in Goiás and Minas Gerais states, disposed in linear arrangements parallel (Az 125º), some hundreds of kilometers apart (Dutra et al., 2012).

S-K 1300 Technical Report – Iporá REE Project – Goiás State, Brazil	Page 24

6.2.1	Goiás Alkaline Province

The Goiás Alkaline Province (GAP) is a late cretaceous alkaline igneous province, stretching 250 km in a NW-SE direction and up to 70 km wide. It includes mafic-ultramafic complexes in the northern portion, subvolcanic intrusions in the central region and volcanic products south, with several dikes (Junqueira-Brod et al., 2005).

The Córrego dos Bois alkaline complex covers an area of approximately 33 km² and corresponds to the largest of the northern GAP complexes. (Dutra et al., 2012).

The Córrego dos Bois Complex is formed by central zoned intrusions with magmatic differentiation of the central dunite – periodotite – pyroxenite – alkaline gabbro – nepheline syenite for the first magmatic event, between 75 and 81 Ma (Danni 1974). The second magmatic event is characterized by subvolcanic intrusions, as lamprophyres, nefelinites and analcimites in soles and dikes, around 60 Ma. The rocks are described as dunites, wehrlites, olivine-pyroxenites and websterites. Besides the main mafic components of these rocks, as olivine, plagioclase, augite, the secondary components are zeolites, biotite and opaque minerals.

The Córrego dos Bois Complex is represented in (5) on Figure 6-3.

Figure 6-3: Northern Goiás Alkaline Province with Alkaline Intrusive Complexes (after Santos et al, 2024)

S-K 1300 Technical Report – Iporá REE Project – Goiás State, Brazil	Page 25

6.3	Property Geology

Mapping by Atlas on the Iporá tenements has identified five major lithographic units. These units are:

●	Ribeirão de Santo Antonio Metagranite

●	Iporá Granite

●	Paraná Basin sedimentary rocks

●	Alkaline units of the Goiás Alkaline Complex

●	Laterites

6.3.1	Ribeirão Santo Antônio Metagranite

The Ribeirão Santo Antônio metagranite occurs in the east portion of tenement 860.438/2022, at elevations above 600m, outcropping predominantly as blocks. The rock is composed of plagioclase, k-feldspar, quartz and biotite and displays a granolepdoblastic texture with foliation defined by biotite (Figure 6-4). Additionally, plagioclase augen porphyroclasts may be present.

Figure 6-4: Hand Specimen and Outcrop of Ribeirão Santo Antônio Metagranite

S-K 1300 Technical Report – Iporá REE Project – Goiás State, Brazil	Page 26

6.3.2	Iporá Granite

The representative of Goiás Magmatic Arc in the region is the Neopreoterzoic Iporá Granite. The Iporá Granite rocks correspond to an undeformed syeno-granite, with isotropic coarse texture (Figure 6-5) composed of euhedral alkali-feldspar and granular quartz (>20% of the rock), and very few mafic phases, a very fine aggregate, probably composed of allanite, biotite and oxides. The outcrops are in the form of boulders ranging from a meter to tens of meters in size.

Figure 6-5: Typical Outcrop of Iporá Granite and Hand Specimens

6.3.3	Paraná Basin Sediments

The Paraná Basin sediments comprise sandstones and conglomerates from the Furnas and Ponta Grossa formations. These quartz-rich siliciclastic formations belong to an extensive, neo-ordovician to late cretaceous South American intracratonic basin, developed over a continental crust and filled by sedimentary and volcanic rocks. The sandstones are well selected, reddish to white and cemented by silica and Fe hydroxides, and the conglomerate is composed of quartz pebbles and granules with matrix of fine quartz and mica sand and kaolinite (Figure 6-6).

S-K 1300 Technical Report – Iporá REE Project – Goiás State, Brazil	Page 27

Figure 6-6: Paraná Basin Sediments - Monomitic Conglomerate composed of Quartz Pebbles (top left), Red Cemented Sandstone (bottom left) and Sandstone Outcrop (right)

6.3.4	Goiás Alkaline Complex

At the Paraná Basin’s edges, late Cretaceous alkaline magmatism took place and formed large intrusive complexes with a wide range of rock compositions. The Córrego dos Bois Complex is one of eleven mapped alkaline complexes within the GAP and is the main alkaline complex of the Iporá project. Within the project area, mapped lithotypes related to the Córrego dos Bois Complex are syenite, ultramafic (peridotite and pyroxenite) and mafic (gabbro) rocks and trachyte (Figure 6-7).

The syenite is composed mainly of alkali feldspar and mafic minerals, pyroxenes and amphibole, with little altered nepheline relicts. Mafic rocks include gabbro and subvolcanic products, composed of plagioclase, pyroxene and small (<5mm) phlogopite crystals. The ultramafic rocks are represented in the area by a peridotite, composed of fine olivine and pyroxene crystals. The trachytes are a subvolcanic product of syenites, with feldspar phenocrysts embedded in a grey, volcanic matrix.

Rocks of Córrego dos Bois Complex tend to define the geomorphological setting of the region, preserving steep hills with dense, natural vegetation. It is possible to distinguish a different type of laterite generated by this unit, a muddy, silky and purple-reddish laterite with distinct characteristics.

S-K 1300 Technical Report – Iporá REE Project – Goiás State, Brazil	Page 28

Figure 6-7: Córrego dos Bois Complex Lithotypes: Syenite (top left), Mafic (top right), Peridotite (bottom left) and Trachyte (bottom right)

6.3.5	Laterites

The laterites are divided into two lithotypes: duricrust (Figure 6-8) and latosol soil (Figure 6-9). Observations about the laterites included grain size, color, composition of grains and cement, cement proportion, structures such as mottles, pores, presence of pisolites and oolites and transport.

A red latosol soil with little or no quartz, kaolinitic and micaceous composition is predominant in the area, and the presence of talc was noticed, indicating the ultramafic rocks as the parental rock. Some of the red latosol presents kaolinitic composition, with low quartz e sometimes shows fragments of saprolite granites, suggesting the Iporá Granite as parental rock.

The duricrusts also vary according to its source. Pale beige duricrusts are associated with Paraná Basin rocks, whereas red, purple, pisoolitic and ferriferous duricrusts are related to igneous, especially ultramafic rocks. Sometimes the duricrusts have a transported aspect, but most times they appear as an in-situ unit.

S-K 1300 Technical Report – Iporá REE Project – Goiás State, Brazil	Page 29

Figure 6-8: Duricrust with different structures: Pisolitic and Mottled (top), Mottled (middle) and Nodular (bottom)

S-K 1300 Technical Report – Iporá REE Project – Goiás State, Brazil	Page 30

Figure 6-9: Latosol Soil (top left), Talc-rich Latosol of Ultramafic Origin (top right) and the Lateric Topography (bottom)

6.4	Deposit Type

The geological setting of the Iporá Project is typical of a regolith-hosted REE deposit (ion-adsorption REE deposits or ionic clay), which combines type-A alkaline granites with supergene enrichment, with the southern China deposits being the type example. The formation of this deposit type can be divided and summarized into two stages (Trench et al, 2025):

i.	The formation of parent rocks: parent granites are peraluminous, siliceous, and alkaline and contain various REE-bearing accessory minerals. they must be relatively enriched in REEs.
ii.	Weathering of parent rocks and enrichment of REEs: At this stage, weathering causes the decomposition of rock-forming minerals, leaching elements such as Ca, Na, and K and forming clays. Similarly, susceptible accessory REE minerals are decomposed, replacing the REEs in solution and subsequently it deposits in the regolith, ionically adsorbed by clay minerals, mainly kaolinite and halloysite. At this stage, the REE grade in the regolith can increase 1.5 to 10 times compared to the parent rock.

S-K 1300 Technical Report – Iporá REE Project – Goiás State, Brazil	Page 31

Trench et al., (2025) further write that these deposits typically comprise four layers: 1) a topsoil layer (A horizon); 2) a completely weathered layer (B horizon); 3) a partly weathered layer (C horizon); and 4) a bedrock layer (D horizon) (Figure 6-10).

The orebodies are mainly located in the central and lower part of the B horizon and upper part of the C horizon for regolith developed over granite, and middle and upper B horizon for regolith over metamorphic rocks. The thickness of the orebodies varies between deposits and between different locations in the same deposit. Generally, it is several meters to 10 meters thick.

Figure 6-10: Typical Cross-Section of Regolith REE Deposit (a), weathering profile showing the geological characteristics and REE contents (b) regolith stratigraphic column (c) contacts between topsoil layer and completely weathered layer; (d) contacts between completely weathered layer and semi-weathered layer; (e) weathered granite bedrock (after Trench et al., 2025)

S-K 1300 Technical Report – Iporá REE Project – Goiás State, Brazil	Page 32

7	EXPLORATION

Atlas carried out exploration during June and July 2025 on tenements 860.440/2022, 860.438/2022, 860.439/2022 and 860.667/2023. The exploration consisted of surface mapping, surface sampling and an auger sampling program.

7.1	Surface Mapping

Atlas mapped the above-mentioned tenements at a scale of 1:12.500. The majority of the tenements have extensive lateritic overburden, but geology was inferred from surface outcrops. Figure 7-1 shows the mapping.

Figure 7-1: Geological Map of Atlas Permits

7.2	Surface Sampling

Atlas collected a total of 161 samples across the four tenements and the five major lithotypes identified on the property (Figure 7-2). The goal was to try and establish a correlation between lateritic bodies and possible sources of REE. The samples collected comprised:

●	Laterites (133): 20 lateritic duricrust samples, 113 latosol soil

●	Paraná Basin (4): one conglomerate sample, three sandstones samples

●	Goiás Alkaline Province (20): 13 syenites samples, four ultramafic rocks samples and three mafic rocks sample.

●	Iporá Granite (3): three granites samples.

●	Santo Antônio Metagranite (1): one metagranite sample.

S-K 1300 Technical Report – Iporá REE Project – Goiás State, Brazil	Page 33

The average results are shown in Table 7-1, while significant results are shown in Table 7-2.

From Table 7-1, it can be seen that there is a correlation between laterites developed over the GAP and Iporá Granite and high REO values. Chip samples from the GAP, Iporá Granite and Santo Antônio Metagranite also returned elevated levels of REOs.

Figure 7-2: Map of Surface Samples with Relative Grade Ranges

Table 7-1: TREO and MREO Averages for Surface Samples

Samples (Unit)	TREO (average)	MREO (average)	Lithotype	N°
Laterites - all	537.77	101.39	Latosol soil and Duricrust	133
Laterites related to GAP and/or Iporá Granite	605.32	111.72	Latosol soil and Duricrust	97
Laterites related to Paraná Basin	355.75	73.56	Latosol soil and Duricrust	36
Goiás Alkaline Complex	600.76	142.51	Mafic-Ultramafic and syenite	20
Paraná Basin	355.64	77.96	Sandstones and conglomerate	4
Iporá Granite	694.51	160.97	Syenogranite	3
Santo Antônio Metagranite	917.46	265.51	Metagranite	1

From Table 7-2, it can be seen that the majority of the high REO values come from laterites, with outcropping from the Goiás Alkaline Complex the next largest contributor.

S-K 1300 Technical Report – Iporá REE Project – Goiás State, Brazil	Page 34

Table 7-2: Significant Assays from Surface Samples

TREO	MREO	Lithotype	Unit	Sample
1366.40	246.51	Latosol soil	Laterites	SII-00033
1326.10	78.88	Duricrust	Laterites	SII-00024
1041.64	211.79	Ultramafic Rock	Goiás Alkaline Complex	SIA-00005
1040.26	110.73	Duricrust	Laterites	SIJ-00056
992.75	94.59	Latosol soil	Laterites	SII-00039
977.61	284.00	Syenite	Goiás Alkaline Complex	SII-00025
966.88	188.64	Syenite	Goiás Alkaline Complex	SII-00026
962.22	195.02	Latosol soil	Laterites	SII-00027
942.54	83.81	Latosol soil	Laterites	SII-00031
924.45	222.82	Latosol soil	Laterites	SII-00044
922.62	90.35	Duricrust	Laterites	SII-00019
917.46	265.51	Metagranite	R. Santo Antonio Metagranite	SII-00082
900.33	174.87	Syenite	Goiás Alkaline Complex	SII-00028
894.65	194.47	Latosol soil	Laterites	SII-00006
866.51	137.06	Latosol soil	Laterites	SII-00052
858.81	208.97	Latosol soil	Laterites	SIJ-00016
854.24	153.25	Leucogranite	Cambrian Granites	SII-00029
851.71	233.20	Latosol soil	Laterites	SII-00056
850.19	192.28	Latosol soil	Laterites	SII-00075
818.24	152.62	Latosol soil	Laterites	SIA-00003
811.33	70.14	Latosol soil	Laterites	SII-00005
798.82	124.22	Latosol soil	Laterites	SII-00050
790.00	189.86	Latosol soil	Laterites	SIJ-00028
786.71	167.82	Syenite	Goiás Alkaline Complex	SIA-00001
779.73	174.21	Latosol soil	Laterites	SII-00068
776.45	193.31	Latosol soil	Laterites	SII-00067
774.67	66.39	Latosol soil	Laterites	SII-00071
765.49	139.45	Duricrust	Laterites	SII-00003
764.68	184.35	Latosol soil	Laterites	SII-00076
764.30	89.46	Duricrust	Goiás Alkaline Complex	SII-00008
759.10	157.81	Latosol soil	Laterites	SII-00023
753.03	163.65	Latosol soil	Laterites	SII-00051
748.03	82.53	Latosol soil	Laterites	SII-00072
736.80	172.31	Latosol soil	Laterites	SII-00017
731.97	78.29	Duricrust	Laterites	SII-00032
721.40	161.93	Latosol soil	Laterites	SIJ-00027
719.02	193.66	Syenite	Goiás Alkaline Complex	SIJ-00038
717.42	235.68	Syenite	Goiás Alkaline Complex	SIJ-00037

S-K 1300 Technical Report – Iporá REE Project – Goiás State, Brazil	Page 35

7.3	Drilling

Atlas conducted an auger drilling campaign over the four tenements, completing 18 drillholes for 170.68 m of drilling (Figure 7-3). The average depth of the auger holes was 9.48 m.

The results indicate a large, approximately 10 m thick, near-surface mineralized horizon. The average chemical index of alteration (CIA) for drillholes is 93.05%, indicating advanced weathering in the regolith system.

Figure 7-3: Auger Drilling Map with Mineralized Intercepts

DRLLING - IPORÁ PROJECT

DHIP-00003
8m @ 1,278ppm TREO
@ 306ppm MREO
DHIP-00003
DHIP-00009
3m @ 1,189ppm TREO
@ 128ppm MREO
DHIP-00010
DHIP-00011
DHIP-00009
8202500
DHIP-00013
DHIP-00014
DHIP-00001
8.38m @ 1,159ppm TREO
@ 306ppm MREO
DHIP-00012
2m @ 1,167ppm TREO
@ 294ppm MREO
DHIP-00012
DHIP-00001
DHIP-00016
3m @ 1,397ppm TREO
@ 177ppm MREO
DHIP-00016
DHIP-00005
DHIP-00005
8m @ 1,065ppm TREO
@ 259ppm MREO
DHIP-00015
DHIP-00017
DHIP-00015
2m @ 1,231ppm TREO
@ 97ppm MREO
DHIP-00008
DHIP-00007
DHIP-00018
8200000
DHIP-00002
DHIP-00002
11.4m @ 1,650ppm TREO
@ 468ppm MREO
DHIP-00004
DHIP-00006
DHIP-00008
9m @ 1,007ppm TREO
@ 219ppm MREO
DHIP-00006
8m @ 2,071ppm TREO
@ 774ppm MREO
DHIP-00007
4m @ 1,115ppm TREO
@ 228ppm MREO
0
1
2 km
480000
482500
485000
Montes Claros
de Goiás
GO-326
Diorama
060
GO-174
GO-060
Iporá
GO-060
471
Auger Drillholes (TREO)
Intercepts >1000ppm
< 1000ppm

S-K 1300 Technical Report – Iporá REE Project – Goiás State, Brazil	Page 36

Table 7-3 shows the significant intercepts from the auger drilling campaign.

Table 7-3: Auger Drilling Significant Intercepts

Drillhole	From	To	Intercept (m)	TREO	MREO
DHIP-00001	2.00	10.00	8.00	1159.46	305.76
DHIP-00001	5.00	10.00	5.00	1242.10	333.73
DHIP-00002	1.00	12.40	11.40	1650.11	468.39
DHIP-00002	3.00	11.90	8.90	1776.32	528.09
DHIP-00003	3.00	8.00	5.00	1539.57	365.12
DHIP-00003	0.00	8.00	8.00	1278.06	305.69
DHIP-00004	3.00	9.00	6.00	929.15	226.61
DHIP-00004	1.00	7.00	6.00	958.76	230.92
DHIP-00004	0.00	10.00	10.00	834.97	194.44
DHIP-00004	3.00	7.00	4.00	1034.25	261.00
DHIP-00005	3.00	9.00	6.00	1097.46	269.34
DHIP-00005	2.00	10.00	8.00	1064.93	258.70
DHIP-00005	0.00	10.00	10.00	964.28	225.05
DHIP-00005	3.00	6.00	3.00	1149.85	249.99
DHIP-00006	2.00	10.00	8.00	2070.92	774.63
DHIP-00006	0.00	10.00	10.00	1799.72	651.45
DHIP-00007	5.00	9.00	4.00	1114.75	338.37
DHIP-00007	2.00	10.00	8.00	870.05	238.96
DHIP-00008	1.00	10.00	9.00	1007.26	218.81
DHIP-00009	0.00	11.00	11.00	957.24	183.42
DHIP-00009	0.00	3.00	3.00	1188.67	128.15
DHIP-00009	6.00	11.00	5.00	1003.83	235.06
DHIP-00010	2.00	9.00	7.00	885.37	205.75
DHIP-00010	2.00	12.00	10.00	866.52	201.27
DHIP-00010	6.00	9.00	3.00	959.14	240.50
DHIP-00011	0.00	5.2	5.2	627.64	141.51
DHIP-00012	10.00	14.00	4.00	1076.14	272.57
DHIP-00012	12.00	14.00	2.00	1166.56	294.12
DHIP-00013	7.00	9.00	2.00	675.23	164.10
DHIP-00014	0.00	4.00	4.00	455.23	109.89
DHIP-00015	5.00	7.90	2.90	997.24	108.6
DHIP-00015	5.00	7.00	2.00	1230.67	97.26
DHIP-00016	1.00	3.3	2.3	1341.57	170.48
DHIP-00016	0.00	3.3	3.3	1150.44	135.38
DHIP-00017	0.00	11.00	11.00	551.02	43.30
DHIP-00018	2.00	10.00	8.00	648.78	88.77
DHIP-00018	1.00	5.00	4.00	716.51	46.85

S-K 1300 Technical Report – Iporá REE Project – Goiás State, Brazil	Page 37

8	SAMPLE PREPARATION, ANALYSES, AND SECURITY

The 2025 exploration program saw Atlas collect 133 surface samples and drill 18 auger holes for the purposes of REE analysis.

8.1	Auger Sample Preparation and Analyses

The auger holes were sampled according to lithology, but typically, most samples were one meter long. The samples were submitted to SGS Brazil and divided into two parts for different analysis, according to:

●	Global grade analysis (SGS Brazil)

●	Leaching tests (SGS Brazil)

8.2	Quality Assurance and Quality Control

The surface sampling campaign included soil and rock chip samples of all lithology and layers across Atlas Critical Minerals’ mineral rights. The auger drilling campaign tested possible targets to evaluate the mineralization potential. Both campaigns had all geochemical analysis performed by SGS-Geosol, an analytical laboratory located in Vespasiano, Brazil (“SGS-Geosol”). SGS-Geosol is ISO 14001 and 17025 accredited by the Standards Council. SGS-Geosol is an independent third-party and provides services pursuant to arms-length contracts.

The SGS-Geosol assays were done using the protocols ICM90A, ICP95A and IMS95A. ICM90A is an aqua regia digestion (partial) while the ICP95A and IMS95A are four-acid digestion (near total).

The OREAS standards used for the QAQC are certified using borate / peroxide fusion digestion (total) so expected values are maximal. SGS note that the OREAS certificates state that four-acid assays can match the total digestion methods for most elements.

The auger drillholes were vertical and the reported intervals corresponded to the true thickness. The cores were placed in boxes, aligned and measured by the technician or geologist for core recovery. The core boxes were identified with a code, a hole ID and tags. The logging and sampling were performed in the field. The sample intervals were generally one meter in length, varying depending on the lithological contact, and the material for chemical analysis consisted of the right half of the core, resulting in samples with an average weight of 5 kg. These samples were then gathered in a labelled bag, and the remaining half is kept at the box with the sample ID tag, for reference. The bagged samples were then sent to SGS-Geosol.

All samples received at SGS-Geosol were inventoried and weighted prior to being processed. Drying was done to samples having excess moisture. Sample material was crushed using jaw crushers. The SGS-Geosol analytical method used for Atlas samples is one of their standard packages. Analytical results were sent electronically by SGS-Geosol directly to Atlas and results were compiled in an MS Excel spreadsheet by the project geologists.

Through the implementation of these protocols, Atlas ensured the quality and integrity of data, maintaining full traceability and accuracy in the results and in the processes related to geological interpretation and evaluation.

8.3	QA/QC Control Samples

Atlas supplied the final database on September 23, 2025. The database included a total of 173 auger samples, 18 blanks, and 18 Certified Reference Material (CRM).

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The QAQC program consists of inserting a blank or a CRM into the sample sequence. Three (3) different CRMs were used during the project, OREAS 460, OREAS 461, and OREAS 463 which are commercial standards prepared and certified by Ore Research & Exploration. OREAS is ISO 17034 and 9001 accredited for quality production of CRMs.

●	OREAS 460 is an ore grade, rare earth element (TREO = 0.53%) matrix-matched certified reference material.

●	OREAS 461 is an ore grade, rare earth element (TREO = 1.06%) matrix matched.

●	OREAS 463 is an ore grade, rare earth element (TREO = 2.08%) matrix matched.

8.3.1	Blanks

A total of 18 blanks were inserted into the sample sequence and analyzed at SGS Laboratories. Dysprosium and Terbium return acceptable quality control results below 5 times the detection limit (Figure 8-7). Neodymium, Praseodymium, Lanthanum, and Cerium returned varied and unreliable results representing possible discrepancies (Table 8-7).

Figure 8-1: Blank Quality Control

S-K 1300 Technical Report – Iporá REE Project – Goiás State, Brazil	Page 39

Table 8-1: Blank QAQC

Blank	Blank: Nd (ppm)	Blank: Dy (ppm)	Blank: Pr (ppm)	Blank: Tb (ppm)	Blank: La (ppm)	Blank: Ce (ppm)
Count	18	18	18	18	18	18
Passed	10	17	13	0	6	11
Warning	3	1	4	0	2	0
Failed	5	0	1	0	10	7
% Failed	28	0	6	0	56	39

8.3.2	Certified Reference Material (CRM)

A total of 18 CRM were inserted into the sample sequence and analyzed at SGS Laboratories.

8.3.2.1	Neodymium

All the Neodymium (Nd) CRMs returned acceptable values within 3 standard deviations (Figure 8-1) except one OREAS_461 sample that returned a value higher than standard deviations. For the purpose of this report, SGS consider the samples to be acceptable.

Figure 8-2: Neodymium Certified Reference Material

S-K 1300 Technical Report – Iporá REE Project – Goiás State, Brazil	Page 40

Table 8-2: Neodymium QAQC

Standard Quality Control for Nd (ppm)
	Count	Value	Sigma	Pass	Warning	Failed	% Failed
OREAS_460	7	781	47	7	0	0	0
OREAS_461	7	1629	54	6	0	1	14
OREAS_463	4	3682	185	4	0	0	0
8.3.2.2	Dysprosium

All of the Dysprosium (Dy) CRMs returned acceptable values within 3 standard deviations (Figure 8-2), except one OREAS 461 that returned one value above 2 standard deviations (Table 8-2). For the purpose of this report, SGS consider the samples to be acceptable.

Figure 8-3: Dysprosium Certified Reference Material

Table 8-3: Dysprosium QAQC

Standard Quality Control for Dy (ppm)
	Count	Value	Sigma	Pass	Warning	Failed	% Failed
OREAS_460	7	20	1	7	0	0	0
OREAS_461	7	35	1	6	1	0	0
OREAS_463	4	70	3	4	0	0	0

S-K 1300 Technical Report – Iporá REE Project – Goiás State, Brazil	Page 41

8.3.2.3	Praseodymium

All of the Praseodymium (Pr) CRMs returned acceptable values within 3 standard deviations (Figure 8-3), except one OREAS 460 that returned one value above 2 standard deviations (Table 8-4). For the purpose of this report, SGS consider the samples to be acceptable.

Figure 8-4: Praseodymium Certified Reference Material

Table 8-4: Praseodymium QAQC

Standard Quality Control for Pr (ppm)
	Count	Value	Sigma	Pass	Warning	Failed	% Failed
OREAS_460	7	244	8	6	1	0	0
OREAS_461	7	489	21	7	0	0	0
OREAS_463	4	1004	43	4	0	0	0

S-K 1300 Technical Report – Iporá REE Project – Goiás State, Brazil	Page 42

8.3.2.4	Terbium

All of the Terbium (Tb) CRMs returned acceptable values within 3 standard deviations (Figure 8-4), except one OREAS 461 that returned one value above 3 standard deviations, and one OREAS 460 and two OREAS 461 that returned values above 2 standard deviations (Table 8-5). For the purpose of this report, SGS consider the samples to be acceptable.

Figure 8-5:Terbium Certified Reference Material

Table 8-5: Terbium QAQC

Standard Quality Control for Tb (ppm)
	Count	Value	Sigma	Pass	Warning	Failed	% Failed
OREAS_460	7	5	0	6	1	0	0
OREAS_461	7	9	0	4	2	1	14
OREAS_463	4	20	1	4	0	0	0

S-K 1300 Technical Report – Iporá REE Project – Goiás State, Brazil	Page 43

8.3.2.5	Lanthanum

All the Lanthanum (La) CRMs returned values below two standard deviations (Figure 8-5; Table 8-5). For the purpose of this report, SGS consider the samples to be acceptable.

Figure 8-6: Lanthanum Certified Reference Material

Table 8-6: Lanthanum QAQC

Standard Quality Control for La (ppm)
	Count	Value	Sigma	Pass	Warning	Failed	% Failed
OREAS_460	7	1369	75	7	0	0	0
OREAS_461	7	2690	158	7	0	0	0
OREAS_463	4	4966	139	4	0	0	0

S-K 1300 Technical Report – Iporá REE Project – Goiás State, Brazil	Page 44

8.3.2.6	Cerium

All the Cerium (Ce) CRMs return acceptable values within three standard deviations, except one OREAS 461 sample returned a value above two standard deviations. (Table 8-6). For the purpose of this report, SGS consider the samples to be acceptable.

Figure 8-7: Cerium Certified Reference Material

Table 8-7: Cerium QAQC

Standard Quality Control for Ce (ppm)
	Count	Value	Sigma	Pass	Warning	Failed	% Failed
OREAS_460	7	1798	72	7	0	0	0
OREAS_461	7	3510	132	6	1	0	0
OREAS_463	4	6590	150	4	0	0	0

S-K 1300 Technical Report – Iporá REE Project – Goiás State, Brazil	Page 45

8.4	Conclusion

A total of 18 blanks were analyzed. The analysis returned acceptable values within 10 times the detection limit for Dy and Tb. Possible discrepancies were observed with Nd, Pr, La, and Ce.

A total of 18 standards were analyzed, only two results, Nd and Tb OREAS_461 samples returned values outside of three standard deviations. For the purpose of this report, SGS consider the samples to be acceptable.

9	DATA VERIFICATION

No property inspection has been completed at this time.

10	MINERAL PROCESSING AND METALLURGICAL TESTING

Atlas conducted preliminary metallurgical test work on the auger samples from the Iporá project.

10.1	Leaching Tests

Atlas conducted leach tests on samples from 15 auger holes. These holes had returned the best assays from the drill campaign and Atlas chose the mineralized intervals for leaching.

A yield of 25% TREO in the leachate was considered the threshold for a positive result, with eight drillholes exceeding the threshold (Figure 10-1). The leached samples were from depths ranging between 3 and 11 meters. The leached samples belonged to the following lithotypes:

●	Laterites: 92%

●	Recent covers: 8%

●	Adjustment based on the updated lithologies

●	Cambrian granites are the source rock.

Figure 10-1: Location of Auger Holes used in Leach Tests with Threshold Results

860438/2022
860440/2022
DHIP-00003
DHIP-00010
DHIP-00009
DHIP-00013
DHIP-00012
DHIP-00001
DHIP-00016
DHIP-00005
DHIP-00015
DHIP-00008
DHIP-00007
DHIP-00004
DHIP-00002
DHIP-00018
DHIP-00006
8205000
8202500
8200000
480000
482500
485000
0 500 1,000 m
IPORÁ PROJECT
Montes Claros de Goiás
Diorama
Iporá
Mineral Rights
Contour (10m)
Leaching Results
Yield > 25%
Yield < 25%

The samples were leached using a 0.5M ammonium sulphate solution, at ambient conditions, with a pH of 4.0 and crushed to 4mm. Figure 10-2 is a box plot of the TREO recoveries.

S-K 1300 Technical Report – Iporá REE Project – Goiás State, Brazil	Page 46

Figure 10-2: Box Plot of TREO Recoveries

Table 10-1: Samples Tested and Number of Results Above Threshold

Hole	Number of samples tested	Number of Samples Above Threshold	% of Samples with Above Threshold
DHIP-00001	10	7	70
DHIP-00002	13	9	70
DHIP-00003	8	0	0
DHIP-00004	10	4	40
DHIP-00005	10	7	70
DHIP-00006	9	3	33
DHIP-00007	5	4	80
DHIP-00008	7	0	0
DHIP-00009	7	2	29
DHIP-00010	5	5	100
DHIP-00012	3	0	0
DHIP-00013	2	0	0
DHIP-00015	2	0	0
DHIP-00016	3	0	0
DHIP-00018	2	0	0

Using the threshold of 25% total TREO recovery, the following recovery results were obtained:

●	TREO: 36%

●	MREO: 44%

●	LREO: 27%

●	HREO: 55%

●	Y: 63%

S-K 1300 Technical Report – Iporá REE Project – Goiás State, Brazil	Page 47

The data showed that the depth from 4 to 7 meters was where most rare earth elements have a recovery equal to or greater than 25%.

10.2	Variability Tests

Variability were conducted using new sample sets, under the following experimental conditions:

●	Particle size screening at 4 mm with leaching at pH 4 (standard condition)

●	Particle size screening at 1 mm with leaching at pH 4

●	Particle size screening at 1 mm with leaching at pH 2

Figure 10-3 through Figure 10-6 show the results of the variability sampling.

Figure 10-3: TREO recovery per sample (%)

S-K 1300 Technical Report – Iporá REE Project – Goiás State, Brazil	Page 48

Figure 10-4: LREO recovery per sample (%)

Figure 10-5: MREO recovery per sample (%)

Figure 10-6: HREO recovery per sample (%)

S-K 1300 Technical Report – Iporá REE Project – Goiás State, Brazil	Page 49

11	MINERAL RESOURCE ESTIMATES

There are no Mineral Resource Estimates on this Project.

12	MINERAL RESERVE ESTIMATES

There are no Mineral Reserve Estimates on this Project.

13	MINING METHODS

This section is not relevant to this Report.

14	PROCESSING AND RECOVERY METHODS

This section is not relevant to this Report.

15	INFRASTRUCTURE

This section is not relevant to this Report.

16	MARKET STUDIES

This section is not relevant to this Report.

17	ENVIRONMENTAL STUDIES, PERMITTING, AND PLANS, NEGOTIATIONS, OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS

There are no environmental studies. There are no plans, negotiations or agreements with local individuals or groups.

18	CAPITAL AND OPERATING COSTS

This section is not relevant to this Report.

19	ECONOMIC ANALYSIS

This section is not relevant to this Report.

S-K 1300 Technical Report – Iporá REE Project – Goiás State, Brazil	Page 50

20	ADJACENT PROPERTIES

Atlas Critical Minerals mineral rights are located near to or adjacent to tenements held by Appia Rare Earths & Uranium Corp. (“Appia”) and Companhia Níquel Santa Fé (“Santa Fé) (Figure 20-1).

Appia has a published mineral resource estimate (MRE) for REEs for the PHC Ionic Clay Project, and Santa Fé has 10 permits for the exploration and mining of nickel and cobalt ore.

Figure 20-1 Atlas Critical Minerals Tenements, with Appia Rare Earths & Uranium Corp., in Green, and Companhia Níquel Santa Fé, in Blue

Montes Claros de Goiás
Diorama
Iporá
GO-174
GO-326
GO-173
GO-060
GO-320
GO-221
460000
480000
500000
8220000
8200000
8180000
0 5 10 km
IPORÁ PROJECT
Atlas Critical Minerals
Companhia Níquel Santa Fé
Appia Brasil Rare Earths
Municipality
Highways
Hidrography
1:280,000
UNIVERSAL TRANSVERSE MERCATOR
SIRGAS 2000 ZONE 22S

S-K 1300 Technical Report – Iporá REE Project – Goiás State, Brazil	Page 51

21	OTHER RELEVANT DATA AND INFORMATION

No other information or explanation is necessary to take this TRS understandable and not misleading.

22	INTERPRETATION AND CONCLUSIONS

SGS Geological Services Inc. (“SGS”) was contracted by Atlas Critical Minerals Corporation (“Atlas” or the “Company”) to complete a Property of Merit report for the Iporá Rare Earth Elements (“REE”) Project near the city of Patos de Minas, Brazil, and to prepare a Public Report in accordance with the §§ 229.601(b)(96) Technical report (subpart 229.1300 of Regulation S-K) written in support of a Property of Merit report on the Iporá Project.

This TRS conforms to the United States Securities and Exchange Commission’s (SEC) Modernized Property Disclosure Requirements for Mining Registrants as described in Subpart 229.1300 of Regulation S-K, Disclosure by Registrants Engaged in Mining Operations (S-K 1300) and Item 601 (b)(96) Technical Report Summary.

Atlas has 12 exploration tenements to the east and north of the city of Iporá, in Goiás state in Brazil. Of the 12 tenements, Atlas focused on the exploration of four tenements immediately adjacent to Appia’s PCH ionic clay deposit, north of Iporá.

Atlas conducted surface mapping, surface sampling and auger sampling on tenements 860.440/2022, 860.438/2022, 860.439/2022 and 860.667/2023 during June and July 2025.

The results of the exploration suggest that the four mining rights of the Iporá Project present favorable conditions for ionic clay deposits. Regolith horizons were mapped in the four mining rights, as well as laterite layers associated with alkaline and Cambrian granite rocks. These laterites have grades compatible with ion-adsorption REE deposit type, from 900 to 1500 ppm TREO, as evidenced by both surface and auger samples.

Based on the exploration results, the central-eastern regions of mining right 860.440/2022 and the western regions of 860.438/2022 comprise the most favorable area for a regolith-hosted REE target, comprising a laterite associated with alkaline rocks of the GAP with an area of approximately 8 km² and two other smaller laterites bodies, reaching up to 4 km², superimposed on the Iporá Granite.

The initial metallurgical test work indicated that TREO recoveries of 36% and HREO recoveries up to 55% were possible.

S-K 1300 Technical Report – Iporá REE Project – Goiás State, Brazil	Page 52

23	RECOMMENDATIONS

The delineation of laterites through geological mapping provides an estimate of the size of this layer in the mining rights, but for a better understanding of the laterite packages for future exploration, LiDAR topographic surveying and drill holes with depths reaching fresh rock are suggested, with a minimum penetration of two meters into the fresh material. This will guide a better understanding of the distribution of the regolith profile.

For geological mapping, it is suggested to increase the density of points on the eastern and western edges of the set of four mining rights to identify and/or confirm REE parent rocks and better delineate laterites. To optimize the geological mapping, detailed geophysics using magnetometry and gamma by drone are suggested. Detailed geophysics (mag and gamma) can also spot the occurrence of alkaline rocks not identified in the geological mapping.

The leaching results showed satisfactory recoveries in 8 holes of 15 holes sampled. It is recommended that further metallurgical sampling be conducted to better determine the leachability and probable recoveries of the laterite.

Atlas has proposed a three-phase exploration program for the Iporá project:

The first phase will target the development of mineral resources on mineral rights numbers 860.440/2022, 860.438/2022, 860.439/2022 and 860.667/2023. The planned activities for this block are described below:

●	The work will begin with Geophysical Magnetometric and Gamma Survey (Drone MAG), Aerophotogrammetry, and a detailed topographic surveying using Lidar.

●	In addition, the program will include a drilling campaign, supported by the implementation of all necessary infrastructure for a complete sample management and quality control chain. This will encompass chemical analyses, proper sample storage in a dedicated facility, and the application of rigorous QA/QC protocols.

●	The owner’s team will be responsible for managing and supervising field activities.

●	Metallurgical Testing and SK-1,300 resource report.

The second phase will target the development on mineral rights 860.668/2023, 860.669/2023, 860.679/2023, 860.205/2018, 860.206/2018, 860.437/2022, 860.441/2022, and 860.666/2023 to cover the 12 mineral rights of the region. The planned activities for this group are described below:

●	Detailed Geological Mapping;

●	Surface Sampling;

●	Exploration Auger Drilling;

●	Chemical Analysis and Leaching Tests.

In the final stage of the material property exploration plan, the target will be the development of mineral resources on mineral rights selected by the second phase. The planned activities for this phase are described below:

The work will begin with Geophysical Magnetometric Survey (Drone MAG), Aerophotogrammetry, and a detailed topographic survey using Lidar.

In addition, the program will include a drilling campaign, supported by the implementation of all necessary infrastructure for a complete sample management and quality control chain. This will encompass chemical analyses, proper sample storage in a dedicated facility, and the application of rigorous QA/QC protocols.

The owner’s team will be responsible for managing and supervising field activities related to drilling, Metallurgical Testing and SK-1,300 mineral resource estimate.

Given the prospective nature of the Iporá Project, it is QP’s opinion that the Project merits further exploration and that the proposed plan for further work by Atlas is justified. The proposed work program by Atlas will help advance the Project and will provide key inputs required to evaluate the economic viability of the Project.

The QP is recommending Atlas conduct further exploration, subject to funding and any other matters which may cause the proposed exploration program to be altered in the normal course of its business activities or alterations which may affect the program as a result of exploration activities themselves.

S-K 1300 Technical Report – Iporá REE Project – Goiás State, Brazil	Page 53

24	REFERENCES

Appia Rare Earths & Uranium Corp. 2025. Appia Announces Excellent Desorption Results from Its Four New Ionic Adsorption Clay Targets at the PCH Project in Goiás, Brazil. Press Release dated February 4th, 2025.

Brod, J.A., Barbosa, E.S.R., Junqueira-Brod, T.C., Gaspar, J.C., Diniz-Pinto, H.S., Sgarbi, P.B.A., Petrinovic, I.A., 2005. In: Comim-Chiaramont, P., Gomes, C.B. (Eds.), Mesozoic to Cenozoic Alkaline Magmatism in the Brazilian Platform. Editora da Universidade de São Paulo, Fundação de Amparo à Pesquisa do Estado de São Paulo, São Paulo, pp. 261e316.

Camus, Y., Laporte, M.-A., and Dean, S., 2024. Maiden Mineral Resource Estimate for the PCH Project, State of Goiás, Brazil. Report prepared for Appia Rare Earth & Uranium Corp by SGS Canada Inc.

De Sousa, F. A. (2006). Uso e ocupação na bacia hidrográfica do ribeirão Santo Antônio em Iporá-GO, como subsídio ao planejamento (Doctoral dissertation, Dissertação de Mestrado). Goiânia: IESA/UFG).

De Sousa, F. A., & Silva, L. (2009) Erosividade das chuvas na porção norte da bacia hidrográfica do ribeirão Santo Antônio em Iporá-GO.

De Sousa, F. A., 2015. Mapa de solos e aptidão agrícola do município de Iporá-GO: Primeira aproximação. I Simpósio Internacional de água, solos e geotecnologias, 1-11.

De Sousa, F. A., & Rodrigues, S. C. (2018). Caracterização física de Iporá-GO. Revista Sapiência: sociedade, saberes e práticas educacionais (2238-3565), 7(2), 121-141.

Dos Santos, F.P.; Leão-Santos, M.H.; Borges, W.R.; Borges, P.C., 2024. Geophysical Methods Applied to the Mineralization Discovery of Rare-Earth Elements at the Fazenda Buriti Alkaline Complex, Goiás Alkaline Province, Brazil. Minerals 2024, 14, 1163. https://doi.org/ 10.3390/min14111163

Dutra, A. C., Marangoni, Y. R., & Junqueira-Brod, T. C., 2012. Investigation of the Goiás Alkaline Province, Central Brazil: Application of gravity and magnetic methods. Journal of South American Earth Sciences, 33(1), 43–55. doi:10.1016/j.jsames.2011.06.004

Embrapa. Centro Nacional de Pesquisa de solos. Sistema brasileiro de classificação de solos. Brasília: Embrapa produção de informação, 1999.

Hasui, Y. and Almeida, F.F.M., 1985 - The Central Brazilian Shield revisited; Episodes, v. 8, pp. 29-37.

King, L., 1956. A geomorfologia do Brasil oriental. Revista Brasileira de Geografia, Rio de Janeiro: IBGE. v. 2, n. 18, p. 147-265, 1956

Köeppen, W. (1948). Climatologia con un estudio de los climas de la tierra.

Moreton, L. C. (2001). Iporá: folha SE. 22-VB: estado de Goiás. CPRM

Pimentel, M. M.; Fuck, R. A.; Fischel, D. P., 1999. Estudo isotópico Sm-Nd regional da porção central da Faixa Brasília, Goiás: implicações para idade e origem dos granulitos do complexo Anápolis-Itauçu e rochas metassedimentares do Grupo Araxá. Revista Brasileira de Geociências, v. 29, p. 271-276, 1999

Trench, A., Zhang, L., Groves, D. I., Crook, D., & Brand, N. W., 2025. Australian critical metal exploration for analogues of Chinese ionic-clay REE deposits. Geosystems and Geoenvironment, 4(1), 100293.

25	RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT

There is no other relevant data or information available that is necessary to make the technical report understandable and not misleading.